FORM                                             Exhibit 10.26

INDEPENDENCE REALTY TRUST, INC.
2022 LONG TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT
AWARD AGREEMENT

To: [_______________]
You have been granted a Performance Share Unit Award (the “Award”) pursuant to the Independence Realty Trust, Inc. 2022 Long Term Incentive Plan (“Plan”). This Performance Share Unit Award Agreement (the “Award Agreement”) sets forth the potential number of Restricted Stock Units that may vest and be redeemed under this Award (each, a “Performance Share Unit”) and its terms and conditions. The Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Award Agreement and Plan. Capitalized terms used and not defined in this Award Agreement shall have the meanings set forth in the Plan.

Grant Date:	[_______________]
Target Number of Performance Share Units:	[_______________]

The actual number of Performance Share Units earned, and which may then vest and be redeemed, shall be determined according to the level of achievement of the performance targets (“Performance Targets”) established by the Committee and set forth in Appendix A hereto.

Nature of Units:
Each Performance Share Unit, once earned and vested, represents the right to receive one Share (or the cash equivalent thereof) pursuant to the terms of this Agreement and the Plan, subject to adjustment hereunder or thereunder, as applicable. The Committee shall determine in its sole discretion at any time and from time to time whether any vested Performance Share Units shall be redeemed with Shares or cash or any combination thereof.

Earning/Vesting:
The Performance Share Units shall be earned upon achievement of the Performance Targets determined as of the last day of the three-year performance period (the “Performance Period”). The Compensation Committee will make a determination on your satisfaction of Performance Targets within two months of the completion of the Performance Period (the “Determination Date”), which shall also be the initial vesting date of 50% of the earned Performance Share Units. The remaining 50% of the earned Performance Share Units shall vest on the first anniversary of the last day of the Performance Period.
In each case, except as otherwise provided herein, vesting of earned Performance Share Units is contingent upon your continued employment with the Company through the vesting date. For this purpose, employment with the Company will be deemed to include employment with an Affiliate of the Company (but only for so long as such entity remains an Affiliate of the Company).
To the extent the Performance Targets are not met, you will not earn or vest in the Units. Similarly, except as otherwise provided herein, any Performance Share Units that are unearned or unvested as of the date your employment with the Company ceases will be forfeited automatically.

Vesting Upon Qualified Termination:
The above notwithstanding:
(i) if your employment ceases due to your death, Disability, termination by the Company without Cause or resignation with Good Reason (each, as defined in your Employment Agreement) (each, a “Qualified Termination”) prior to the conclusion of the Performance Period, then such performance period will be shortened to conclude on the last day of the calendar quarter immediately preceding the date of such Qualified Termination (a “Shortened Performance Period”). In such event, the Compensation Committee will determine within two months after the date of such Qualified Termination the number of Performance Share Units earned, if any, for such Shortened Performance Period in accordance with the performance criteria established for such award. Your earned Performance Share Units, if any, will vest as of the date that the Committee determines the achievement of such performance criteria and will not be subject to the additional time based vesting period. The number of Performance Share Units vested shall be determined on a pro rata basis by multiplying the number of Performance Share Units earned by a fraction, the numerator is the number of days in the Shortened Performance Period and the denominator of which is the number of days in the original 3-year Performance Period.
(ii) if your employment is terminated due to a Qualified Termination after the conclusion of the Performance Period, any then remaining time-based vesting period otherwise applicable to earned Performance Share Units will be waived as of the date of such termination.
The above-described special treatment upon a Qualified Termination is conditioned on your (or, if the case of your death, your estate’s) execution of a general release of claims against the Company and its affiliates in a form prescribed by the Company and to such release becoming irrevocable within 60 days after such termination. If this release requirement is not timely satisfied, all Performance Share Units that would otherwise vest as a result of such termination will instead be forfeited and you (or your estate, as applicable) will have no further rights with respect thereto.

Vesting at Retirement
If your employment is terminated due to “Retirement” (as defined below) Performance Share Units shall be earned and become vested in the following manner:
(i) If your Retirement occurs prior to the conclusion of the Performance Period, the Performance Share Units will remain outstanding and be earned based on actual performance through the end of the Performance Period (in the same manner as if you had remained employed by the Company) and, once earned, will be immediately vested.
(ii) If your Retirement occurs after the Performance Period, any then remaining time-based vesting period otherwise applicable to earned Performance Share Units will be waived as of the date of such Retirement.
For purposes of this section “Retirement” shall mean your voluntary separation of employment following satisfaction of the “Rule of 70.” The Rule of 70 shall be satisfied if (1) you complete at least 15 years of service with the Company or its related entities; (2) you attain of age 55; and (3) your combined age and years of service with the Company or its related entities equals at least 70. Solely for purposes of clauses (1) and (3) above, Steadfast Apartment REIT, Inc. and RAIT Financial Trust will be deemed a “related entity” with respect to the Company. A separation will only be considered a Retirement if Cause does not exist for your termination and you (i) provided at least six months’ advance notice to the Company of such separation; (ii) execute, within 60 days following such separation, a non-compete, non-solicitation agreement with a duration of up to three years and that is otherwise in a form prescribed by the Company; and (iii) execute a general release of claims against the Company and its affiliates in a form prescribed by the Company, which release must become irrevocable within 60 days following such Retirement. Any of the above conditions (i) through (iii) may be waived or modified at the sole discretion of the Committee.
If all of the foregoing requirements are not timely satisfied, all Performance Share Units that could otherwise vest as a result of such separation will instead be forfeited and you (or your estate, as applicable) will have no further rights with respect thereto.

Performance Period:	Fiscal Years 20__, 20__ and 20__.

Voting/Dividend Rights:
You will not have any rights of a stockholder with respect to the Shares underlying the Performance Share Units (such as voting or dividend rights) unless and until those Shares are actually issued to you.
Following the 3-year Performance Period, the Company shall establish a “Dividend Equivalent Account” with respect to those Performance Share Units that have been earned but which remain unredeemed. If any dividends are paid with respect to the Company’s common shares, you will receive a credit to your Dividend Equivalent Account equal to the value of the cash dividends that would have been distributed if you held the number of the Company’s common shares represented by such unredeemed Performance Share Units. (No credit shall be made with respect to Performance Share Units before they are earned at the end of the 3-year Performance Period.) On the same date that payment is made in respect of such Performance Share Units, a cash payment will be paid to you by the Company equal to the value of the aggregate amount of cash credited to your Dividend Equivalent Account for the corresponding number of common shares represented by such Performance Share Units. No interest shall accrue with respect to any cash amounts credited to your Dividend Equivalent Account. If any unvested Performance Share Units are forfeited for any reason prior to redemption, the aggregate amount credited to your Dividend Equivalent Account with respect to such Performance Share Units shall also be forfeited and you shall not have any rights with respect to any such amounts.

Tax Liability and Payment of Taxes:
You acknowledge and agree that any income or other taxes due from you with respect to the Award issued pursuant to this Award Agreement shall be your responsibility. Unless otherwise determined by the Company, a portion of the Shares otherwise distributable in respect of your Performance Share Units will be withheld to satisfy your tax obligations arising with respect to the vesting or issuance of such Shares.

Section 409A:	Notwithstanding any contrary provision of the Plan or this Agreement, the delivery of Shares or cash hereunder will be delayed to the extent necessary to comply with Treas. Reg. § 1.409A-3(i)(2) and may only be accelerated to the extent permitted by Section 409A of the Code.

To the extent any payment under this Award is conditioned on the effectiveness of a release of claims and the period you are afforded to consider the release spans two calendar years, payment will be made in the second calendar year.

The Company may unilaterally accelerate payment hereunder in connection with a termination of this arrangement conducted in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).

To the extent provided in Treas. Reg. § 1.409A-1(b)(4)(ii) or any successor provision, the Company may delay settlement of Performance Share Units if it reasonably determines that such settlement would violate federal securities laws or any other applicable law.

The Award is intended to be exempt from or compliant with the requirements of Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Award.

Redemption:
Except as otherwise provided below, within 10 days following the vesting of any Performance Share Unit, the Company shall make payment in respect of that Performance Share Unit.
The above notwithstanding, if (i) the Performance Share Units are deferred compensation subject to Section 409A of the Code, and (ii) the vesting of Performance Share Units occurs on an accelerated basis (whether due to Retirement, Qualifying Termination, pursuant to Section 3(f)(ii)(B) of the Plan or otherwise), then payment will be made in respect of 50% of any earned Performance Share Units within two and one-half months following December 31, 20__ [1] (to the extent not already distributed prior to such accelerated vesting) and in respect of the remaining 50% of any earned Performance Share Units within 10 days of December 31, 20__.[2]
If the Committee determines to settle any vested Performance Share Unit in cash, the amount payable in respect of that Performance Share Unit will be the Fair Market Value on the first day of the period during which payment is to be made in respect of such Performance Share Unit.

Undertakings:
The Company may condition delivery of Shares or cash hereunder upon the prior receipt from you of any undertakings which it may determine are required to assure that the Shares or cash, as applicable, are/is being delivered in compliance with federal and state securities laws.

Transferability:
You may not transfer or assign the Award (or any rights hereunder) for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.

Company Policies:	By accepting this Award, you agree to be bound by the Company’s policies regarding stock ownership, securities trading and hedging or pledging of securities, as in effect from time to time.
Clawback:
By accepting this Award, you agree to be bound by any current or future clawback or recoupment policy adopted by the Company, as well as any current or future law, regulation or stock exchange listing requirement regarding clawback or recoupment of compensation.

1. The last day of the regular Performance Period. 2. The first anniversary of the end of the regular Performance Period.

Electronic Delivery of Documents:
You authorize the Company and its Affiliates to deliver electronically any prospectuses or other documentation related to the Performance Share Units and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide you a paper copy of any document also delivered to you electronically. You may revoke this authorization at any time by written notice to the Company.

Miscellaneous:
The issuance of this Award does not confer on you the right to continue in service with the Company for any specific period or otherwise limit the Company’s right to terminate your employment at any time, for any reason.
This Award Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.
This Award Agreement and the Award evidenced hereby are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. Additional provisions regarding your Award can be found in the Plan. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan. You hereby acknowledge receipt of a copy of the Plan.
As a condition of the granting of this Award, you agree, for yourself and your legal representatives and/or guardians, that this Award Agreement and the Plan shall be interpreted by the Committee and that any such interpretation of the terms of this Award Agreement or the Plan, and any determination made by the Committee pursuant to this Award Agreement or the Plan, shall be final, binding and conclusive.
This Award Agreement may be executed in counterparts.
This Award Agreement and the Award granted hereunder shall be governed by Maryland law (excluding its conflict of law rules).
The invalidity or unenforceability of any provisions of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, which shall remain in full force and effect. In the event that any provision of this Award Agreement or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Award Agreement as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY SIGNING BELOW, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.

INDEPENDENCE REALTY TRUST, INC.	PARTICIPANT:

By:
Name:
Title:

Appendix A
The actual number of Performance Share Units earned, and that may then vest and be redeemed, will be based on the attainment of relative Total Shareholder Return (“TSR”) hurdles over a three-year period, which include both share price appreciation and reinvestment of common stock dividends, as well as a subjective evaluation of your individual performance.
The portion of the target number of Performance Share Units allocated to a specified performance criterion is referred to below as the “Weighted Target” and is determined by multiplying the target number of Performance Share Units by the applicable weighting shown in the table below.
The actual number of Performance Share Units earned may range from 0% to 150% of the target number of Performance Share Units based on actual performance during the performance period, in accordance with the table below.

		Performance Share Units earned at the indicated level of performance
Performance Criteria	Weighting	Threshold	Target	Maximum
Relative 3-year TSR	70%	30th Percentile = 50% of Weighted Target for this component	50th Percentile = 100% of Weighted Target for this component	75th Percentile = 150% of Weighted Target for this component
Subjective Criteria	30%	Determined in the sole discretion of the Compensation Committee (may range from 0 to 150% of Weighted Target for this component)
No Performance Share Units will be earned for performance below threshold. The number of Performance Share Units earned for performance outcomes between threshold and target, or target and maximum, will be determined by straight line interpolation.
Relative 3-year TSR
For purposes of determining the Company’s achievement against this metric, the Company’s TSR will be compared to the constituents (other than the Company) of the FTSE NAREIT Apartment Index (the “Index”) over the performance period, using the relative percentile ranking approach for all constituents that are included in the Index over the full performance period.
Subjective Criteria
The number of Performance Share Units earned with respect to this portion of the Award will be based on the Compensation Committee’s subjective evaluation of your performance over the applicable performance period.